===============================================================================


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            _______________________

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 1)
                            _______________________

                             MK RAIL CORPORATION
                               (Name of Issuer)

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
                        (Title of Class of Securities)

                                   55303T102
                                (CUSIP Number)
                            _______________________

                               STEPHEN M. DOWICZ
                               885 THIRD AVENUE
                              NEW YORK, NY  10022
                           TEL. NO.:  (212) 371-3047
                    (Name, Address and Telephone Number of
                     Person Authorized to Receive Notices
                              and Communications)
                            _______________________

                               OCTOBER 21, 1996
                     (Date of Event which Requires Filing
                              of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ].

===============================================================================

                             Page 1 of  10  Pages

                                SCHEDULE 13D



CUSIP NO.  55303T102                                      Page 2   of  10  Pages


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          DK Acquisition Partners, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (A) [ ]
                                                                     (B) [X]
3      SEC USE ONLY

4      SOURCE OF FUNDS

          00

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

                7      SOLE VOTING
                       POWER
NUMBER OF
SHARES                     --
BENEFICIALLY
OWNED BY        8      SHARED VOTING
EACH                   POWER
REPORTING
PERSON
WITH                       0

                9      SOLE
                       DISPOSITIVE
                       POWER

                           --

                10     SHARED
                       DISPOSITIVE
                       POWER

                           0

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14     TYPE OF REPORTING PERSON

          PN

                             SCHEDULE 13D



CUSIP NO. 55303T102                                      Page  3   of  10  Pages




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MH Davidson & Co.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (A) [ ]
                                                                     (B) [X]

3      SEC USE ONLY

4      SOURCE OF FUNDS

          00

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

                7      SOLE VOTING
                       POWER
NUMBER OF
SHARES                     --
BENEFICIALLY
OWNED BY        8      SHARED VOTING
EACH                   POWER
REPORTING
PERSON                     0
WITH
                9      SOLE DISPOSITIVE
                       POWER

                           --

                10     SHARED
                       DISPOSITIVE
                       POWER

                           0

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14     TYPE OF REPORTING PERSON

          PN

                                SCHEDULE 13D


CUSIP NO.  55303T102                                      Page 4   of  10  Pages


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Marvin H. Davidson

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (A) [ ]
                                                                     (B) [X]

3      SEC USE ONLY

4      SOURCE OF FUNDS

          00

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                7         SOLE VOTING
                          POWER
NUMBER OF
SHARES                        --
BENEFICIALLY
OWNED BY        8      SHARED VOTING
EACH                   POWER
REPORTING
PERSON                     0
WITH
                9      SOLE
                       DISPOSITIVE
                       POWER

                           --

                10     SHARED
                       DISPOSITIVE
                       POWER

                           0

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14     TYPE OF REPORTING PERSON

          IN

                                 SCHEDULE 13D


CUSIP NO. 55303T102                                       Page 5  of   10  Pages


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Thomas L. Kempner, Jr.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (A) [ ]
                                                                     (B) [X]

3      SEC USE ONLY

4      SOURCE OF FUNDS

          00

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                7      SOLE VOTING
                       POWER
NUMBER OF
SHARES                     --
BENEFICIALLY
OWNED BY        8      SHARED VOTING
EACH                   POWER
REPORTING
PERSON                     0
WITH
                9      SOLE
                       DISPOSITIVE
                       POWER

                           --

                10     SHARED
                       DISPOSITIVE
                       POWER

                           0

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14     TYPE OF REPORTING PERSON

          IN

                                SCHEDULE 13D


CUSIP NO. 55303T102                                      Page  6   of  10  Pages


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Stephen M. Dowicz

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (A) [ ]
                                                                     (B) [X]

3      SEC USE ONLY

4      SOURCE OF FUNDS

          00

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                7      SOLE VOTING
                       POWER
NUMBER OF
SHARES                     --
BENEFICIALLY
OWNED BY        8      SHARED VOTING
EACH                   POWER
REPORTING
PERSON                     0
WITH
                9      SOLE DISPOSITIVE
                       POWER

                           --

                10     SHARED
                       DISPOSITIVE
                       POWER

                           0


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14     TYPE OF REPORTING PERSON

          IN

                                SCHEDULE 13D


CUSIP NO. 55303T102                                   Page    7   of   10  Pages


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Scott E. Davidson

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (A) [ ]
                                                                     (B) [X]
3      SEC USE ONLY

4      SOURCE OF FUNDS

          00

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                7      SOLE VOTING
                       POWER
NUMBER OF
SHARES                     --
BENEFICIALLY
OWNED BY        8      SHARED VOTING
EACH                   POWER
REPORTING
PERSON                     0
WITH
                9      SOLE
                       DISPOSITIVE
                       POWER

                           --

                10     SHARED
                       DISPOSITIVE
                       POWER

                        0

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14     TYPE OF REPORTING PERSON

          IN

                                SCHEDULE 13D


CUSIP NO. 55303T102                                     Page   8   of  10  Pages


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Michael J. Leffell

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (A) [ ]
                                                                     (B) [X]

3      SEC USE ONLY

4      SOURCE OF FUNDS

          00

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                7      SOLE VOTING
                       POWER
NUMBER OF
SHARES                     --
BENEFICIALLY
OWNED BY        8      SHARED VOTING
EACH                   POWER
REPORTING
PERSON                     0
WITH
                9      SOLE
                       DISPOSITIVE
                       POWER

                           --

                10     SHARED
                       DISPOSITIVE
                       POWER

                           0

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14     TYPE OF REPORTING PERSON

          IN

                                SCHEDULE 13D



CUSIP NO.  55303T102                                       Page  9  of  10 Pages


                     AMENDMENT NO. 1 TO SCHEDULE 13D
                     -------------------------------

        This is Amendment No. 1 ("Amendment No.1") to the original statement on Schedule 13D filed by the Davidson Kempner Group, dated September 14, 1996. This Amendment No. 1 reflects the disposition of all of the Common Stock, par value $.01 per share (the "Common Stock"), of MK Rail Corporation, a Delaware corporation (the "Company") previously owned by DKAP.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.
------  ------------------------------------

        (a) None of the Reporting Parties owns beneficially any shares of the Common Stock.

        (c) DKAP sold the shares of Common Stock in open market transactions on the American Stock Exchange as follows:



     DATE                   QUANTITY               PRICE/SHARE
     ----                   --------               -----------

    9/17/96                     8400                   $5.6250
    9/18/96                     5700                   $5.5000
    9/19/96                    25000                   $5.5000
    9/23/96                    10000                   $5.8750
    9/24/96                    15000                   $5.9375
    9/25/96                    10000                   $5.8250
    9/25/96                    25000                   $5.8750
    9/26/96                    10000                   $5.9375
    9/26/96                    15000                   $5.9375
    9/27/96                     6000                   $6.0417
   10/14/96                    10000                   $6.5000
   10/15/96                    10000                   $6.6250
   10/21/96                    18075                   $7.5000

                                          SCHEDULE 13D



CUSIP NO.  55303T102                                      Page  10  of  10 Pages



                               SIGNATURES
                               ----------

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 12, 1996


                       DK ACQUISITION PARTNERS, L.P.
                         By MH Davidson & Co., its
                         general partner


                       By:  /S/ THOMAS L. KEMPNER, JR.
                            -----------------------------
                             Thomas L. Kempner, Jr.
                             General Partner

                       MH Davidson & CO.


                       By:   /S/ THOMAS L. KEMPNER, JR.
                            -----------------------------
                             Thomas L. Kempner, Jr.
                             General Partner


                             /S/ MARVIN H. DAVIDSON
                            -----------------------------
                             Marvin H. Davidson



                             /S/ THOMAS L. KEMPNER, JR.
                            -----------------------------
                             Thomas L. Kempner, Jr.



                             /S/ STEPHEN M. DOWICZ
                            -----------------------------
                             Stephen M. Dowicz



                             /S/ SCOTT E. DAVIDSON
                            -----------------------------
                             Scott E. Davidson



                             /S/ MICHAEL J. LEFFELL
                            -----------------------------
                             Michael J. Leffell